Exhibit 99.B(d)(105)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
WCM Investment Management

Dated December 9, 2014, as amended June 23, 2015

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Emerging Markets Equity Fund

The fee for the WCM International/ Emerging Market mandate (within SIIT Emerging Markets Equity Fund) will be calculated based on the average monthly value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average monthly value of the Assets of such other SEI mutual funds or accounts with similar mandates (i.e., WCM International/ Emerging Market) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.

The WCM International/ Emerging Market mandate’s fee will be its pro rata portion of the total fee calculated as set forth below:

[REDACTED]

As of effective date of this amendment the WCM International Emerging Market Funds are follows:

•      SIT International Equity Fund;

•      SIIT Emerging Markets Equity Fund; and

•      (SEI Canada) EAFE Equity Fund.

SEI Investments Management Corporation	WCM Investment Management

By:	By:

/s/ William T. Lawrence	/s/ David Brewer

Name:	Name:

William T. Lawrence	David Brewer

Title:	Title:

Vice President	CCO